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                  SUBSIDIARIES OF WILMINGTON TRUST CORPORATION















                                   EXHIBIT 21

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      Wilmington Trust Corporation has five direct subsidiaries, Wilmington
Trust Company, a Delaware-chartered bank and trust company, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company, Wilmington Trust FSB, a Federally-chartered savings bank headquartered in Maryland, Rodney Square Management Corporation, a registered investment adviser, and WT Investments, Inc., a Delaware holding company. Wilmington Trust Company has the following active direct subsidiaries:

      Name                                                     Jurisdiction
      ----                                                     ------------
1.     Brandywine Insurance Agency, Inc.                        Delaware
2.     Brandywine Finance Corporation                           Delaware
3.     Brandywine Life Insurance Company, Inc.                  Delaware
4.     Compton Realty Corporation                               Delaware
5.     Delaware Corporate Management, Inc.                      Delaware
6.     100 West Tenth Street Corporation                        Delaware
7.     WTC Corporate Services, Inc.                             Delaware
8.     Wilmington Brokerage Services Company                    Delaware
9.     Wilmington Trust Global Services, Ltd.                   Delaware
10.    Wilmington Trust (Cayman), Ltd.                          Cayman Islands
11.    Wilmington Trust (Channel Islands), Ltd.                 Channel
                                                                Islands

      Delaware Corporate Management, Inc. has three wholly-owned subsidiaries, Special Services Delaware, Inc., and Organization Services, Inc., incorporated in Delaware, and Nevada Corporate Management, Inc., incorporated in Nevada.

      WT Investments, Inc. has three wholly-owned subsidiaries, acquired on January 2, 2002. Balentine Holdings, Inc. is incorporated in Georgia and owns 100% of the equity interests in Balentine Delaware Holding Company, LLC, a Delaware limited liability company. Balentine Delaware Holding Company, LLC owns 100% of Balentine & Company, LLC, a limited liability company organized under Georgia


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law, and a 47.2% interest in Balentine & Company of Tennessee, L.L.C., a limited liability company organized under Tennessee law.